UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2013

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	001-12257	95-221-1612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard

Los Angeles, California 90010

(Address of Principal Executive Offices)

(323) 937-1060

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On July 2, 2013, Mercury General Corporation (the “Company”) entered into a Credit Agreement (the “Agreement”), with Bank of America, N.A., as administrative agent (“Bank of America”), and the Lenders party thereto.

The Agreement provides for term loans of up to $200 million and bears interest, at the Company’s option, at either (a) the rate per annum equal to the British Bankers Association London Interbank Offered Rate (“LIBOR”) plus an additional percentage between 1.125% and 1.625% depending upon the Company’s debt to capitalization ratio from time to time (“the Applicable Margin”), or (b) a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 0.50%, (ii) Bank of America’s prime rate, or (iii) the LIBOR rate for a one-month period plus 0.50%, plus, in each case, the Applicable Margin. The Agreement matures on June 30, 2018, and, subject to minimum repayment requirements, amounts outstanding under the Agreement may be voluntarily prepaid in whole or in part at any time without premium or penalty. The obligations of the Company under the Agreement and all related documents are unsecured general obligations of the Company.

The Agreement contains representations and warranties, and affirmative, negative and financial covenants customary for such a borrowing agreement, including, without limitation, maintenance of specified statutory surplus levels, a limitation on the amount of debt the Company is permitted to incur, maintenance of a minimum amount of risk based capital in any material insurance subsidiary of the Company, delivery of financial and other information; notification of specified events and occurrences; payment of amounts due under the Agreement; preservation and maintenance of the Company’s existence, assets and books and records; and limitations on liens, investments, indebtedness, mergers and acquisitions, asset divestitures, the payment of dividends if a default exists or would result from such payment, changes in the nature of the Company’s business, transactions with affiliates, and the use of proceeds.

The Agreement contains customary events of default for credit facilities of this nature, including, without limitation, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and insolvency defaults, inability to pay debt or attachment defaults, judgment defaults, ERISA defaults, invalidity of loan and collateral documents defaults, insurance regulatory defaults, and change of control defaults. If an event of default occurs and is continuing, the lenders may declare the unpaid principal amount of all outstanding loans and interests accrued under the Agreement immediately due and payable and exercise their rights under the other loan documents.

The foregoing is a summary description of certain terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s next periodic report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01, above, is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2013	MERCURY GENERAL CORPORATION

	By:	/s/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer